Exhibit 99.1

IMH Financial Corporation Reports First Quarter 2015 Results
Adjusted EBITDA of $1.2 million, Revenues up 44.6%

FOR IMMEDIATE RELEASE

SCOTTSDALE, ARIZONA, May 15, 2015 – IMH Financial Corporation (“IMH” or “the Company”) announced today that it filed its Quarterly Report on Form 10-Q for the period ended March 31, 2015 with the Securities and Exchange Commission on May 13, 2015. Adjusted EBITDA for the three months ended March 31, 2015 was $1.2 million or $0.08 per common share, compared to adjusted EBITDA of $3.0 million or $0.18 per common share for the same period in 2014.

Lawrence Bain, CEO and Chairman of IMH, said, “Our 2015 plan continues to unfold as projected. The hotel assets outperformed their budgets for the first quarter, continuing to set record revenues and earnings. Asset sales and settlements generated $0.9 million in income in the first quarter, less than expected, but have resumed pace as planned. In addition, recoveries on guarantees continue to outpace our plans and we expect to see an elevated impact from recoveries in the remainder of 2015.”

Following are financial and operational highlights for the three months ended March 31, 2015:

Three-Month Summary Results

•
For the three months ended March 31, 2015, top line revenue (the sum of operating property revenue, investment and other income, and mortgage loan income) increased by 44.6%, to $9.5 million, as compared to $6.6 million for the three months ended March 31, 2014. The increase in top line revenue is due primarily to improved performance at the Company’s operating hotels resulting from aggressive marketing efforts, coupled with the realization of $1.75 million of investment income related to the settlement and wrap-up of our FX3 investment.

•
Adjusted EBITDA for the three months ended March 31, 2015 was $1.2 million, a $1.8 million decrease from $3.0 million adjusted EBITDA for the same period in 2014. Adjusted EBITDA per common share was $0.08 for the first quarter of 2015 compared to $0.18 for the same period in 2014. The decrease in adjusted EBITDA is primarily attributable to the small net loss on asset sales in the first quarter of 2015 (as compared to a net gain on asset sales of $5.4 million in the corresponding quarter in 2014) offset by reduced interest expense and depreciation recorded during the three months ended March 31, 2015.

•
Operating expenses were $12.8 million during the three months ended March 31, 2015, down by $2.8 million, or a 17.7% improvement, from $15.6 million during the same period in 2014. This is primarily attributed to reductions in interest expense and professional fees in the quarter ended March 31, 2015 over the respective quarterly period in 2014. Interest expense totaled $2.8 million during the three months ended March 31, 2015, a reduction of $2.1 million or 42.2%, from $4.9 million during the three months ended March 31, 2014. Similarly, year over year professional fees were reduced by $1.4 million or 52.7%, from $2.6 million during the three months ended March 31, 2014, to $1.2 million during the same period in 2015.

•
The Company recorded net losses from the disposal of assets of $42,000 during the three months ended March 31, 2015, as compared to net gains from the disposal of assets of $5.4 million for the three months ended March 31, 2014. The net loss on disposal recorded during the quarter ended March 31, 2015 related to the sale of one asset which, net of related selling costs, sold slightly below its carrying value.

•
Adjusted net loss for the quarter ended March 31, 2015 was $2.2 million compared to adjusted net loss of $2.9 million loss for the same period in 2014. Adjusted net loss per common share was $0.15 for the first quarter of

Exhibit 99.1

2015 compared to adjusted net loss per common share of $0.17 for the same period in 2014. The decrease in adjusted net loss is attributed to lower gains from asset sales during the three months ended March 31, 2015 compared to the amounts recognized for the same quarter in 2014.

•
Net loss attributable to common shareholders for the three months ended March 31, 2015 was $3.5 million compared to a $3.0 million net loss attributable to common shareholders for the same period in 2014. Net loss per common share for the three months ended March 31, 2015 was $0.23 compared to $0.18 for the three months ended March 31, 2014. The increase in net loss attributable to common shareholders is primarily due to lower than expected asset sales and lower gains from asset sales, coupled with dividends the Company was contractually obligated to pay to holders of our preferred stock during the quarter ended March 31, 2015.

Use of Non-GAAP Financial Information

Adjusted EBIDTA and adjusted net earnings (loss) are considered “non-GAAP financial measures” under SEC guidelines. The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods. The Company also believes that providing investors with this non-GAAP financial information, in addition to the related GAAP measures, gives investors greater transparency to the information used by management in its financial and operational decision-making. However, because under SEC guidelines these non-GAAP financial measures are considered an incomplete measure of the Company's financial performance and involves differences from net earnings (loss) computed in accordance with GAAP, it should be considered along with, and not as an alternative to, the Company's net loss computed in accordance with GAAP as a measure of the Company's financial performance.

A reconciliation of the Company's net loss attributable to common shareholders, as reported, to adjusted net earnings (loss) and adjusted EBITDA for the current and prior year’s quarter follows (in thousands except per share data):

	Three months ended March 31,
	2015	2014
Net Loss Attributable to Common Shareholders	$(3,500)	$(3,007)
Cash Dividend on Redeemable Preferred Stock	528	—
Deemed Dividend of Redeemable Preferred Stock	560	—
Net Loss, as reported	(2,412)	(3,007)
Non-cash stock-based compensation	198	144
Adjusted Net Loss	(2,214)	(2,863)
Interest Expense	2,814	4,867
Depreciation and Amortization	631	1,005
Adjusted EBITDA (Adjusted Earnings before Interest, Taxes,
Depreciation, Amortization, and Non-cash Charges)	$1,231	$3,009

Basic and Diluted earnings (loss) per Common Share:
Weighted Average Common Shares Outstanding	15,251	16,832

Net Loss Attributable to Common Shareholders	$(3,500)	$(3,007)
Net Loss per Common Share	$(0.23)	$(0.18)

Adjusted Net Loss	$(2,214)	$(2,863)
Adjusted Net Loss per Common Share	$(0.15)	$(0.17)

Adjusted EBITDA	$1,231	$3,009
Adjusted EBITDA per Common Share	$0.08	$0.18

Exhibit 99.1

A summary of selected financial information derived from the Company’s Form 10-Q follows:

IMH FINANCIAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2015	December 31, 2014
Assets	(Unaudited)
Cash and Cash Equivalents	$14,154	$1,915
Restricted Cash and Cash Equivalents	12,337	2,573
Mortgage Loans Held for Sale, Net	10,412	24,539
Real Estate Acquired through Foreclosure Held for Sale	54,119	53,686
Real Estate Acquired through Foreclosure Held for Development	13,033	8,205
Operating Properties Acquired through Foreclosure	83,169	83,481
Deferred Financing Costs, Net	3,044	754
Other Receivables	3,411	2,816
Other Assets	2,572	3,149
Property and Equipment, Net	628	654
Total Assets	$196,879	$181,772
Liabilities
Accounts Payable and Accrued Expenses	$5,976	$6,079
Accrued Property Taxes	294	785
Accrued Interest Payable	1,132	1,635
Customer Deposits and Funds Held for Others	3,653	2,064
Notes Payable, Net of Discount	86,490	69,010
Notes Payable to Related Party	5,000	5,000
Capital Lease Obligation	1,193	1,199
Special Assessment Obligations	4,864	4,981
Total Liabilities	108,602	90,753
Redeemable Convertible Preferred Stock, $.01 par value; 100,000,000 shares authorized; 8,200,000 outstanding; liquidation preference of $39,570 at March 31, 2015 and December 31, 2014	27,889	27,329
Commitments and Contingent Liabilities
Stockholders’ Equity
Common stock, $.01 par value; 200,000,000 shares authorized; 16,908,880 and 16,873,880 shares issued at March 31, 2015 and December 31, 2014, respectively; 15,279,062 and 15,244,062 shares outstanding at March 31, 2015 and December 31, 2014, respectively	169	169
Less: Treasury stock, 1,629,818 shares at March 31, 2015 and December 31, 2014	(5,948)	(5,948)
Paid-in Capital	725,299	726,189
Accumulated Deficit	(659,132)	(656,720)
Total Stockholders’ Equity	60,388	63,690
Total Liabilities and Stockholders’ Equity	$196,879	$181,772

Exhibit 99.1

IMH FINANCIAL CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	Three Months Ended March 31,
	2015	2014
Revenue:
Operating Property Revenue	$7,184	$6,037
Investment and Other Income	1,850	336
Mortgage Loan Income, Net	498	220
Total Revenue	9,532	6,593
Operating Expenses:
Operating Property Direct Expenses (exclusive of Interest and Depreciation)	5,644	5,006
Expenses for Non-Operating Real Estate Owned	289	551
Professional Fees	1,246	2,636
General and Administrative Expenses	2,194	1,516
Interest Expense	2,814	4,867
Depreciation and Amortization Expense	631	1,005
Total Operating Expenses	12,818	15,581
Recovery of Credit Losses and Loss (Gain) on Disposal:
Loss (Gain) on Disposal of Assets, Net	42	(5,417)
Recovery of Credit Losses, Net	(916)	(564)
Total Recovery of Credit Losses and Loss (Gain) on Disposal of Assets	(874)	(5,981)
Total Costs and Expenses	11,944	9,600
Loss before Income Taxes	(2,412)	(3,007)
Provision for Income Taxes	—	—
Net Loss	(2,412)	(3,007)
Cash Dividend on Redeemable Convertible Preferred Stock	(528)	—
Deemed Dividend on Redeemable Convertible Preferred Stock	(560)	—
Net Loss Attributable to Common Shareholders	$(3,500)	$(3,007)
Basic and diluted loss per common share
Net Loss per Common Share	$(0.23)	$(0.18)
Weighted Average Common Shares Outstanding	15,250,673	16,832,221

Exhibit 99.1

IMH FINANCIAL CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2015	2014
OPERATING ACTIVITIES
Net Loss	$(2,412)	$(3,007)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-Based Compensation and Option Amortization	198	144
Loss (Gain) on Disposal of Assets	42	(5,417)
Amortization of Deferred Financing Costs	416	536
Depreciation and Amortization Expense	631	1,005
Accretion of Mortgage Income	(138)	—
Accretion of Discount on Notes Payable	145	520
Increase (decrease) in cash resulting from changes in:
Accrued Interest Receivable	(394)	88
Other Receivables	(595)	(512)
Other Assets	784	(581)
Accrued Property Taxes	(497)	(623)
Accounts Payable and Accrued Expenses	(103)	345
Customer Deposits and Funds Held For Others	1,589	675
Accrued Interest Payable	(503)	1,073
Total adjustments, net	1,575	(2,747)
Net cash used in operating activities	(837)	(5,754)
INVESTING ACTIVITIES
Proceeds from Sales of Mortgage Loans	13,674	—
Proceeds from Sale/Recovery of Real Estate Owned	481	15,273
Purchases of Property and Equipment	(27)	—
Mortgage Loan Repayments	—	5,589
Investment in Real Estate Owned	(5,266)	(411)
Net cash provided by investing activities	8,862	20,451
FINANCING ACTIVITIES
Proceeds from Notes Payable	78,750	188
Debt Issuance Costs Paid	(2,706)	(468)
Increase in Restricted Cash	(9,764)	(9,541)
Repayments of Notes Payable	(61,532)	(10,043)
Purchase of Notes Payable	—	(1,265)
Repayments of Capital Leases	(6)	(11)
Dividends Paid	(528)	—
Net cash provided by (used in) financing activities	4,214	(21,140)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	12,239	(6,443)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,915	7,875
CASH AND CASH EQUIVALENTS, END OF PERIOD	$14,154	$1,432
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$2,816	$2,739

Exhibit 99.1

About IMH Financial Corporation
IMH Financial Corporation is a Scottsdale, Arizona based real estate lender and investor. As a public reporting entity, IMH files periodic reports with the SEC. For additional financial and other important information pertaining to IMH, individuals can visit www.sec.gov and reference CIK #1397403.

Forward-Looking Statements
Our future plans and other statements made in this letter about expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts constitute forward-looking statements. In some cases, you can identify forward looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “feel,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “should,” “see,” “hope,” “view,” and “would” or the negative of these terms or other comparable terminology. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation the risk that we will be unable or otherwise decide not to make proposed future distributions and other risks and uncertainties related to the Company that can be found under the heading “Risk Factors” in the Company's most recent annual report on Form 10-K and other filings with the SEC.

These forward looking statements are based on information currently available to us and actual results may differ as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward-looking statements. These forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements.